Exhibit 99.1

Investor Contact:	Media Contact:
Joseph D. Pititto	Yanique Woodall
(516) 237-6131	(516) 237-6028
E-mail: invest@1800flowers.com	ywoodall@1800flowers.com

1-800-FLOWERS.COM, Inc. CEO, President and Certain Members of the Company’s Senior Management Team Exercise Expiring Options

Carle Place, NY, March 31, 2016 – 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the leading gourmet food and floral gift provider for all occasions, today reported that Jim McCann, Chairman and CEO, Chris McCann, President and certain members of the Company’s senior management team recently exercised stock options that had been granted in May, 2009 which were set to expire in May, 2016.  The following is a summary of the transactions executed by the officers, each of whom has separately filed Form 4 reports with the SEC in conjunction with their transactions. The exercises and subsequent transactions are all being conducted within a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 allows corporate executives to adopt prearranged trading plans when they are not in possession of material, non-public information.

Jim McCann, Chairman and CEO, exercised 224,109 options for an aggregate exercise price of $696,979, holding all of the underlying shares. His total direct holdings of the Company’s shares now stands at 498,486 Class A shares and 20,165,379 Class B shares.  Chris McCann, President, exercised 372,429 options for an aggregate exercise price of $1,158,254 and is selling all of the underlying shares in the open market under the aforementioned Rule 10b5-1 trading plan to cover the cost of the exercise, related tax obligations and other tax planning purposes. His total direct holdings of FLWS shares stands at 1,342,614 Class A shares and 850,640 Class B shares.

In addition, certain other members of the Company’s senior management team exercised a total of 274,022 options for an aggregate exercise price of $857,646, with some of the underlying shares being sold in the open market to cover the cost of the exercise, related tax obligations and other tax planning purposes. As a result, this group now holds a total of 1,370,776 shares of the Company’s Class A Common stock.

About 1-800-FLOWERS.COM, Inc.
1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For nearly 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. Most notably, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailers Top 300 B2B e-commerce companies. In addition, 1-800-FLOWERS.COM was recently named in Internet Retailer’s 2016 Top Mobile 500 as one of the world’s leading mobile commerce sites. The company was also included in Internet Retailer’s 2015 Top 500 for

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1-800-FLOWERS.COM, Inc. CEO, President and Several Members of the Company’s Senior Management Team Exercise Expiring Options,  page 2:

fast growing e-commerce companies. In 2015, 1-800-FLOWERS.COM  was named a winner of the “Best Companies to Work for in New York State” award by The New York Society for Human Resource Management (NYS-SHRM).  1-800-FLOWERS.COM was awarded the 2014 Silver Stevie Award, recognizing the organization's outstanding Customer Service and commitment to our 100% Smile Guarantee®. 1-800-FLOWERS.COM received a Gold Award for Best User Experience on a Mobile Optimized Site for the 2013 Horizon Interactive Awards. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200 or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800- Baskets.com®  (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman’s (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements fromFruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

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